SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT, dated as of September 13, 2012 (the “Agreement”), by and among INVESTVIEW, INC. (F/K/A GLOBAL INVESTOR SERVICES, INC.), a Nevada corporation (the “Purchaser”), DEREK TABACCO, TODD TABACCO AND RICH L’INSALATA (collectively, the “Sellers”), and INSTILEND, INC., a New York corporation (the “Company”).

WITNESSETH

WHEREAS, the Company owns the assets set forth on Exhibit A (the “Assets”) which includes, but is not limited to, the Stock Locate product and all related intellectual property including the Matador and LendEQS platforms and all derivatives thereof of the Matador and LendEQS platforms and the web site www.locatestock.com;

WHEREAS, the Sellers desire to sell to the Purchaser and the Purchaser desires to purchase from the Sellers, 100% of the outstanding securities of the Company in exchange for shares of common stock and convertible promissory notes of the Purchaser and upon the terms and conditions hereinafter set forth (the “Acquisition”);

WHEREAS, following the Acquisition, the Company will be a wholly-owned subsidiary of the Purchaser and the Company will have the sole right and ability to own and operate the Stock Locate product and all related intellectual property including, but not limited to the Matador and LendEQS platforms and/or derivatives thereof;

WHEREAS, concurrent with the Acquisition, the Sellers shall enter into a Non-Compete, Non-Disclosure and Non-Solicitation Agreement and the Sellers expressly acknowledge that as a material inducement to the Purchaser to enter into this Agreement, the Sellers will enter the Non-Compete, Non-Disclosure and Non-Solicitation Agreement;

WHEREAS, certain terms used in this Agreement are defined in Article 1;

WHEREAS, it is intended that the Acquisition shall qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended; and

NOW THEREFORE in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article 1.
DEFINITIONS AND INTERPRETATION

1.1 Definitions. As used in this Agreement, the following terms when capitalized in this Agreement shall have the following meanings:

(a)	“34 Act Reports” shall have the meaning set forth in Section 4.3.

(b)	“Acquisition” means the Acquisition, at the Closing Date, of the Company by Purchaser pursuant to this Agreement;

(c)	“Acquisition Shares” means the 500,000 shares of Common Stock to be issued to the Sellers at the Closing Date;

(d)	“Acquisition Notes” means the Convertible Promissory Notes in the principal amount of $500,000 to be issued to the Sellers at the Closing Date, which such Acquisition Notes shall be in the form of convertible promissory notes attached hereto as Exhibit B;

(e)	“Affiliates" shall mean, with respect to any Person, any and all other Persons that control, are controlled by, or are under common control with, such Person. For purposes of the foregoing, "control" of a Person shall mean direct or indirect ownership of 50% or more of the securities or other interests of such Person having by their terms ordinary voting power to elect or appoint a majority of the board of directors or others performing similar functions with respect to such Person.

(f)	"Business Day" shall mean any day other than Saturday, Sunday and any day on which banking institutions in the United States are authorized by law or other governmental action to close;

(g)	“Closing” shall mean as defined in Section 2.4;

(h)	“Closing Date” means the day on which all conditions precedent to the completion of the transactions contemplated hereby have been satisfied or waived;

(i)	"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(j)	"Contract" shall mean an agreement, written or oral, between the Company and any other Person which obligates either the Company or such other Person to do or not to do a particular thing.

(k)	"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

(l)	"ERISA Affiliate" shall mean any entity that would be deemed to be a "single employer" with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(m)	"Environmental Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under (a) any Environmental Law and consisting of or relating to (i) any environmental matters or conditions (including on-site or off-site contamination and environmental regulation of chemical substances or products); (ii) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, out-of-pocket damages and necessary and required response, investigative, remedial, or inspection costs and expenses arising under Environmental Law; (iii) financial responsibility under Environmental Law for clean-up costs or corrective action, including any necessary and required investigation, clean-up, removal, containment, or other remediation or response actions required by Environmental Law and for any natural resource damages; or (iv) any other compliance, corrective, investigative, or remedial measures required under Environmental Law; or (b) any common law causes of action, including, but not limited to, negligence, trespass or nuisance, based on violation by the Company of Environmental Laws, releases by the Company of Hazardous Materials or actions or omissions by the Company that expose others to Hazardous Materials. The terms "removal," "remedial," "response action", and "release" shall have the meanings provided for such terms under, and shall include the types of activities covered by, the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

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(n)	"Environmental Laws" shall mean all federal, state and local Laws relating to public health, or to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, the Clean Air Act, as amended, CERCLA, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Toxic Substances Control Act, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, any state Laws implementing the foregoing federal Laws, and all other Laws relating to or regulating (i) emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (PCB's), oil and gas exploration and production wastes, brine, solid wastes, or toxic or Hazardous Materials or wastes (collectively, the "Polluting Substances"), (ii) the generation, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances, or (iii) environmental conservation or protection. References in this Agreement to Environmental Laws existing or in effect as of a particular date shall include written administrative interpretations and policies then existing or in effect.

(o)	"Environmental Permit" means any federal, state, local, provincial, or foreign permits, licenses, approvals, consent or authorizations required by any Governmental or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority under any applicable Environmental Law.

(p)	"Governmental or Regulatory Authority" shall mean any federal, state, regional, municipal or local court, legislative, executive, Native American or regulatory authority or agency, board, commission, department or subdivision thereof.

(q)	"Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Company’s facilities or any part thereof into the environment.

(r)	"Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is, or that is likely to become, friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), or (ii) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any applicable Environmental Law.

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(s)	"Indemnified Party" means any Person entitled to indemnification under any provision of Article 9.

(t)	"Indemnifying Party" means any Person obligated to provide indemnification under any provision of Article 9.

(u)	“IRS” means the United States Internal Revenue Service.

(v)	“Knowledge” means a fact, event, circumstance or occurrence shall be within a party’s Knowledge if such fact, event, circumstance or occurrence is or was actually known by the directors and/or officers of such party and the knowledge that each such person would reasonably be expected to obtain in the course of diligently performing his/her duties for such party.

(w)	"Law" shall mean any federal, state, county, or local laws, statutes, regulations, rules, codes, ordinances, orders, decrees, judgments or injunctions enacted, adopted, issued or promulgated by any Governmental or Regulatory Authority, from time to time.

(x)	"Lien" shall mean any mortgage, deed of trust, pledge, lien, claim, security interest, covenant, restriction, easement, preemptive right, or any other encumbrance or charge of any kind.

(y)	"Material Contract" shall have the meaning set forth in Section 4.14.

(z)	“Material Adverse Effect” shall mean any material adverse effect on the business or financial condition of the Company;

(aa)	“Order” shall mean any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

(bb)	“Place of Closing” means the offices of the Purchaser located at 200 Broad Street, Red Bank, New Jersey 07701, or such other place as Purchaser and the Sellers may mutually agree upon;

(cc)	"Permitted Lien" shall mean: (a) liens created under any Lease, except any lien arising as a result of any failure to timely make any payment or failure to perform any other obligation or other default under such Lease; (b) liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) mechanics, materialmen's, landlords', carriers', warehousemen's, and other liens imposed by law incurred in the ordinary course of business; (d) zoning restrictions, land use regulations, declarations, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property and third party easements, rights of way, leases or similar matters that are recorded in the county records where the effected property is located and do not prohibit the use of the property as currently used; (e) the absence of executed rights of way or easements, or a defect in any executed right of way or easement, where such rights have been or can be otherwise obtained through a proceeding under prescription or other operation of law; (f) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance; (g) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature arising in the ordinary course of the Company's business and made, created or arising prior to the Closing Date; (h) leases or subleases granted by or to others; and (i) precautionary Uniform Commercial Code financing statements regarding operating leases which leases are either disclosed pursuant to Article 3 hereof or no longer in effect.

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(dd)	"Person" shall mean an individual, partnership, joint venture, trust, corporation, limited liability company or other legal entity or Governmental or Regulatory Authority.

(ee)	“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

(ff)	"Pre-Closing Period" means any taxable period or portion thereof that is not a Post-Closing Period.

(gg)	“Purchaser Material Adverse Effect” shall mean any material adverse effect on the business or financial condition of the Purchaser;

(hh)	“Remedial Action” shall mean any removal, remediation, response, clean up or other corrective action to respond to, remove or otherwise address any Environmental Liability.

(ii)	“Shares” means all of the issued and outstanding shares of common stock of the Company as defined in Section 3.3.

(jj)	“Tax” or "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, estimated, social security, unemployment, occupation, use, sales, service, service use, license, net worth, payroll, franchise, severance, transfer, recording or other taxes, assessments or charges imposed by any Governmental or Regulatory Authority, whether computed on a separate, consolidated, unitary, combined or other basis, and in each case such term shall include any interest, penalties, or additions to tax attributable thereto.

(kk)	"Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and including any return of an affiliated, combined or unitary group.

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Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

1.2 Captions and Section Numbers. The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

1.3 Section References and Schedules. Any reference to a particular “Article”, “Section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by number will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement.

1.4 Severability of Clauses. If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

Article 2.
THE ACQUISITION

2.1 The Acquisition. Subject to the terms and conditions set forth in this Agreement and in reliance on the representations, warranties, covenants and conditions herein contained, the Sellers hereby agrees to sell, assign and deliver to Purchaser the Shares in exchange for the Acquisition Shares and the Acquisition Notes on the Closing Date and to transfer to Purchaser on the Closing Date a 100% undivided interest in and to the Shares free from all liens, mortgages, charges, pledges, encumbrances or other burdens (other than those that may arise under federal or state securities laws restricting the right to sell or transfer the Shares) with all rights now or thereafter attached thereto.

2.2 Purchase Price; Allocation. The purchase price for the purchase of the Shares shall be (i) the Acquisition Shares allocated to Sellers in accordance with Exhibit C, which shall be provided prior to Closing and (ii) the Acquisition Notes to be issued to the Sellers on a pro-rata basis based on their ownership interest in the Company in accordance with Exhibit C, which shall be provided prior to Closing.

2.3 Adherence with Applicable Securities Laws. The Sellers agrees that they are acquiring the Acquisition Shares and Acquisition Notes for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Acquisition Shares or Acquisition Notes issued to them (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”) directly or indirectly unless:

(a)	the sale is to Purchaser;

(b)	the sale is made pursuant to the exemption from registration under the Securities Act, including compliance with Rule 144 thereunder; or

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(c)	the Acquisition Shares, the Acquisition Notes or the shares issuable upon conversion of the Acquisition Notes are sold in a transaction that does not require registration under the Securities Act or any applicable United States state laws and regulations governing the offer and sale of securities, and the vendor has furnished to Purchaser an opinion of counsel to that effect or such other written opinion as may be reasonably required by Purchaser.

The Sellers acknowledges that the certificates representing the Acquisition Shares and the Acquisition Notes shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT.

These securities may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with the requirements of the Securities Act of 1933, as amended, and the other conditions specified in that certain Share Exchange Agreement dated as of _________ __, 2012 and that certain Lock-Up Agreement dated as of _________ __, 2012, copies of which agreements the Company will furnish, without charge, to the holder of this certificate upon written request therefor."

2.4 Closing. The parties hereto shall use their commercially reasonable efforts to close the transactions contemplated by this Agreement (the “Closing”), by October 30, 2012.

Article 3.
REPESENTATIONS AND WARRANTIES OF THE COMPANY and the Sellers

The Company and the Sellers hereby jointly and severally represent and warrant to Purchaser, that:

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power and corporate authority to (i) own, lease and operate its properties, (ii) carry on the business as currently conducted by it. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by the Company, or the conduct of the Company’s business makes it necessary for the Company to qualify to do business as a foreign corporation, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on the business or operations of the Company.

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3.2 Authorization of Agreement. The Sellers and the Company have all requisite power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Sellers or the Company in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Sellers Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Sellers Documents will be at or prior to the Closing, duly and validly executed and delivered by the Sellers and the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Sellers Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 Capitalization. Prior to closing, the Company shall provide Purchaser a full description of the authorized and outstanding capital stock of the Company (the “Shares”). All of the Shares are duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of or other equity interests in the Company. There is no personal liability, and there are no preemptive rights with regard to the capital stock of the Company, and no right-of-first refusal or similar catch-up rights with regard to such capital stock. Except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of the Company to (A) repurchase, redeem or otherwise acquire any shares of the shares of the Company (or any interest therein) or (B) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, or (C) issue or distribute to any person any capital stock of the Company, or (D) issue or distribute to holders of any of the capital stock of the Company any evidences of indebtedness or assets of the Company. All of the outstanding securities of the Company have been issued and sold by the Company in full compliance in all material respects with applicable federal and state securities laws.

3.4 Subsidiaries. The Company has no subsidiaries.

3.5 Corporate Records.

(a)	The Sellers and the Company shall cause to be delivered to the Purchaser true, correct and complete copies of the certificate of incorporation (certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company.

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(b)	The minute books of the Company previously made available to the Purchaser contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company. The stock certificate books and stock transfer ledgers of the Company previously made available to the Purchaser are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

3.6 Conflicts; Consents of Third Parties.

(a)	None of the execution and delivery by the Company or the Sellers of this Agreement and the Sellers Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company or the Sellers with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles of incorporation or by-laws or comparable organizational documents of the Company; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Company is bound; or (iv) result in the creation of any Lien upon the properties or assets of the Company or any subsidiary of the Company except, in case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)	No consent, waiver, approval, Order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental or Regulatory Authority is required on the part of the Sellers, the Company in connection with the execution and delivery of this Agreement or the Sellers Documents, or the compliance by the Sellers or the Company as the case may be, with any of the provisions hereof or thereof.

3.7 Financial Statements.

(a)	The Sellers and the Company have or will provide the Purchaser copies of the audited balance sheets of the Company as at March 31, 2012 and 2011 and the related audited statements of income and of cash flows of the Company for the years then ended and the unaudited balance sheets of the Company as at June 30, 2012 and the related audited statements of income and of cash flows of the Company for the period then ended (the “Company Financial Statements”). The Company Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by the Company without modification of the accounting principles used in the preparation thereof and presents fairly the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated.

(b)	For the purposes hereof, the audited balance sheet of the Company as at March 31, 2012 is referred to as the "Company Balance Sheet" and March 31, 2012 is referred to as the “Company Balance Sheet Date”.

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3.8 No Undisclosed Liabilities. The Company has no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Company Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Company Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date.

3.9 Absence of Certain Developments. Except as expressly contemplated by this Agreement, since the Company Balance Sheet Date:

(i)           there has not been any material adverse change nor has there occurred any event which is reasonably likely to result in a material adverse change;

(ii)          there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Purchaser having a replacement cost of more than $100,000 for any single loss or $500,000 for all such losses;

(iii)         there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;

(iv)         the Purchaser has not awarded or paid any bonuses to employees of the Company except to the extent accrued on the Company Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company's directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company);

(v)          there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;

(vi)         the Company has not entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice;

(vii)        the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to the Purchaser or any Affiliate of the Purchaser;

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(viii)       the Company has not mortgaged, pledged or subjected to any Lien, any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(ix)         the Company has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company;

(x)          the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company;

(xi)         the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of $100,000 individually or $500,000 in the aggregate;

(xii)        the Company has not instituted or settled any material legal proceeding; and

(xiii)       the Company has not agreed to do anything set forth in this Section 3.9.

3.10 Taxes.

(a)	(A) all Tax Returns required to be filed by or on behalf of the Company have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of the Company or in respect of its income, assets or operations have been fully and timely paid, and (C) the Company has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

(b)	The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(c)	The Sellers will deliver complete copies to the Purchaser of (A) all federal, state, local and foreign income or franchise Tax Returns of the Company relating to the taxable periods since inception of the Company and (B) any audit report issued within the last three years relating to Taxes due from or with respect to the Purchaser its income, assets or operations.

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(d)	All material types of Taxes paid and material types of Tax Returns filed by or on behalf of the Company have been paid and filed. No claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e)	All deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Purchaser have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have the Sellers or the Purchaser received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f)	Neither the Company or any other Person on behalf of the Company including the Sellers has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company, (B) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company, (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company, or (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(g)	No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

(h)	The Company is not a foreign person within the meaning of Section 1445 of the Code.

(i)	The Company is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j)	There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company, its Affiliates or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

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(k)	The Company is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

(l)	There are no liens as a result of any unpaid Taxes upon any of the assets of the Company.

(m)	The Company has no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the code.

3.11 Real Property. The Company does not own any real property.

3.12 Tangible Personal Property. Except as set forth on Schedule 3.12, the Company does not own or lease any personal property

3.13 Intangible Property. The Company’s patents, trademarks, trade names, service marks and copyrights are as set forth on Schedule 3.13.

(a) For purposes of this Agreement:

(i) "Company Intellectual Property" means any and all Intellectual Property Rights (as defined below) that are owned by the Company or any of its Subsidiaries.

(ii) "Company Products" mean all products and services developed, manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company or any of its Subsidiaries.

(iii) "Company Registered Intellectual Property" means all Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing, that is part of Company Intellectual Property.

(iv) "Infringement" or "Infringe" means that (or an assertion that) a given item infringes, misappropriates, dilutes, constitutes unauthorized use of or otherwise violates the Intellectual Property Rights of any Person.

(v) "Intellectual Property Rights" mean worldwide (A) patents and patent applications and industrial design rights and other governmental grants for the protection of inventions or industrial designs, inventions (whether or not patentable), discoveries, and improvements, methods, and processes, (B) copyrights, copyright registrations and applications for copyright registration, works of authorship (including computer programs, in source code and executable code form, architecture, and documentation), moral rights, rights of publicity and privacy and mask work rights, (C) proprietary and confidential information, trade secrets, and know-how, databases, data compilations and collections, and customer and technical data, (D) trademarks, trade names, logos, service marks, designs, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the Company or the Company's business symbolized by any of the foregoing, (E) domain names and web addresses, (F) any registrations or applications for registration for any of the foregoing, including any provisionals, divisions, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions (as applicable), (G) analogous rights to those set forth above and any other intellectual property rights in any jurisdiction and (H) rights to sue for past, present and future Infringement of the rights set forth above.

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(b) The Company has provided to Purchaser the information contained in Schedule 3.13 that is the true and complete in all material respects as of the date of this Agreement of all Company Registered Intellectual Property. There are no proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company or any of its Subsidiaries is or was a party, that are still pending or have been raised in the past six (6) years, and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property, except for such proceedings or actions which, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect. To the knowledge of the Company, each item of Company Registered Intellectual Property is subsisting, valid and enforceable, and is in good standing with the relevant governmental entity, including with respect to the payment of maintenance and other fees, except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary thereof is the sole and exclusive owner of each item of Company Registered Intellectual Property and, to the knowledge of the Company, the owner of each other item of Company Intellectual Property, in each case free and clear of any Liens other than Permitted Liens (as defined below) and, immediately following the Closing, the Company and its Subsidiaries will have the same rights thereto as they had prior to the Closing, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has transferred ownership of or granted any exclusive license (or agreed to any restrictions that have substantially the same effect thereof) with respect to the use, transfer or licensing of, any Company Registered Intellectual Property or, to the knowledge of the Company, any other Company Intellectual Property, in each case except for such transfer, grant or agreement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(d) To the knowledge of the Company, the Company and its Subsidiaries own or have a valid right to use all Intellectual Property Rights that are used in or necessary for the conduct of the business of the Company and its subsidiaries and, immediately following the Closing, the Company and its subsidiaries will have the same rights thereto as they had prior to the Closing, in each case, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the foregoing, Sellers do not own any Intellectual Property Rights that are used in or necessary for the operation of the Company's or its subsidiaries' business.

(e) To the knowledge of the Company, neither the operation of the business of the Company and its Subsidiaries as currently conducted or as it has been conducted for the past six (6) years by the Company or any of its subsidiaries, nor do any Company Products, Infringe any Intellectual Property Rights of any Person, and no previously asserted claims of Infringement against the Company or any of its Subsidiaries remain outstanding or unresolved, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(f) To the knowledge of the Company, neither this Agreement nor the transactions contemplated by this Agreement, will cause any of the following: (i) Purchaser or any of its current affiliates to grant or to be obligated to grant to any third party (A) any covenant not to sue with respect to, or (B) any right to or with respect to, any material Intellectual Property Rights owned by, or licensed to, any of them, (ii) Purchaser or any of its current affiliates to be bound by, or subject to, any material non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Purchaser, any of its Affiliates or the Company or any of its Subsidiaries to be obligated to pay any material royalties or other material fees or consideration with respect to Intellectual Property Rights of any third party in excess of those payable by the Company or its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.

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(g) The Company has used its reasonable best efforts to comply with, and acted in good faith in connection with, all promises, declarations and commitments granted, made or committed in writing by the Company or its Subsidiaries to standard-setting bodies or industry groups, and all membership agreements, by-laws or policies of standard-setting bodies or industry groups in which the Company or its Subsidiaries are participants and which contain commitments, in each case that may concern any Company Intellectual Property, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the participation by the Company and its Subsidiaries in any standard settings or other industry organization is in material compliance with all rules, requirements, and other obligations of any such organization, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company used its reasonable best efforts to ensure that none of the promises, declarations and commitments or other obligations of the Company or its Subsidiaries referred to above require the royalty-free licensing of any Company Intellectual Property except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

3.14 Material Contracts.

The following Contracts to which the Company is a party or by which it is bound are disclosed on Schedule 3.14 (collectively, the "Material Contracts"): (i) Contracts with any current officer or director of the Company; (ii) Contracts with any labor union or association representing any employee of the Company; (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) Contracts for the sale of any of the assets of the Company other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements; (vi) Material Contracts containing covenants of the Company not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other person; (viii) Contracts relating to the borrowing of money; or (ix) any other Contracts, other than Real Property Leases, which involve the expenditure of more than $100,000 in the aggregate or $25,000 annually or require performance by any party more than one year from the date hereof. There have been made available to the Purchaser and their representatives true and complete copies of all of the Material Contracts. Aall of the Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of the Company, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not in default in any material respect under any Material Contracts, nor, to the knowledge of Company, is any other party to any Material Contract in default thereunder in any material respect.

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3.15 Employee Benefits.

The Company has not entered into any (i) "employee benefit plans", as defined in Section 3(3) ERISA, and any other pension plans or employee benefit arrangements, programs or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) maintained by the Company or to which the Company contributes or is obligated to contribute thereunder with respect to employees of the Purchaser ("Employee Benefit Plans") and (ii) "employee pension plans", as defined in Section 3(2) of ERISA, maintained by the Company or any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer, with Company as an ERISA Affiliate or to which the Company or any ERISA Affiliate contributed or is obligated to contribute thereunder ("Pension Plans").

3.16 Labor.

(a)	The Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company.

(b)	No employees of the Company are represented by any labor organization. No labor organization or group of employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the best knowledge of the Company, threatened by any labor organization or group of employees of the Purchaser.

(c)	There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the best knowledge of the Company, threatened against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the best knowledge of Company, threatened by or on behalf of any employee or group of employees of the Company.

3.17 Litigation.

There is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of the Company, overtly threatened against the Company (or to the knowledge of the Company, pending or threatened, against any of the officers, directors or key employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of the Company is there any reasonable basis for any such action, proceeding, or investigation. The Company is not subject to any judgment, order or decree of any court or governmental agency except to the extent the same are not reasonably likely to have a Material Adverse Effect and the Company is not engaged in any legal action to recover monies due it or for damages sustained by it.

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3.18 Compliance with Laws; Permits. The Company is in compliance with all Laws applicable to the Company or to the conduct of the business or operations of the Company or the use of its properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has all governmental permits and approvals from state, federal or local authorities which are required for the Company to operate its business, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

3.19 Environmental Matters.

(a)	the operations of the Company are in compliance with all applicable Environmental Laws and all Environmental Permits;

(b)	the Company has obtained all permits required under all applicable Environmental Laws necessary to operate its business;

(c)	the Company is not the subject of any outstanding written order or Contract with any Governmental or Regulatory Authority or Person respecting (i) Environmental Laws, (ii) Remedial Action, (iii) any release or threatened release of a Hazardous Material or (iv) any Hazardous Activity;

(d)	the Company has not received any written communication alleging that the Company may be in violation of any Environmental Law, or any Environmental Permit, or may have any liability under any Environmental Law;

(e)	the Company has no current contingent liability in connection with any Hazardous Activity or release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site);

(f)	to the Company’s knowledge, there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Company pending or threatened which could lead to the imposition of any liability pursuant to Environmental Law;

(g)	there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and,

(h)	the Company has provided to the Sellers all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Purchaser.

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3.20 Insurance. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company has all material policies of insurance covering the Company or any of its respective employees, properties or assets, including policies of life, property, fire, workers' compensation, products liability, directors' and officers' liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by Persons conducting business similar to that of the Purchaser and which is adequate (in terms of amount and losses and risks covered) for the operation of its business and ownership of its assets and properties, or as is required under the terms of any contract or agreement. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, and (ii) the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, material alteration in coverage, or material premium increase with respect to, any such policies, except for such claims, threatened terminations, material alterations and material premium increases which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

3.21 Receivables; Payables.

(a)	All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All accounts receivable of the Company reflected on the Company Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts receivable arising after the Company Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

(b)	All accounts payable of the Company reflected in the Company Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

3.22 Related Party Transactions. Neither the Company nor any Affiliates of Company has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to the Company. Neither the Company, any Affiliate of the Company nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (B) engaged in a business related to the business of the Company, or (C) a participant in any transaction to which the Company is a party or (ii) is a party to any Contract with the Company.

3.23 No Misrepresentation. No representation or warranty of Company contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by the Company to the Purchaser pursuant to the terms hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

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3.24 Financial Advisors. No Person has acted, directly or indirectly, as a broker or finder for the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

3.25 Guarantees. There are no written guarantees currently in effect heretofore issued by the Company to any bank or other lender in connection with any credit facilities extended by such creditors to the Company in connection with any other contracts or agreements (collectively, the "Guarantees"), including the name of such creditor and the amount of the indebtedness, together with any interest and fees currently owing and expected to be outstanding as of the Closing.

3.26 Patriot Act. The Company certifies that it has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Company hereby acknowledges that the Company seeks to comply with all applicable Laws concerning money laundering and related activities. In furtherance of those efforts, the Company hereby represents, warrants and agrees that: (i) none of the cash or property owned by the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company has, and this Agreement will not, cause the Company to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

3.26 Ownership and Transfer of Shares. The Sellers are the record and beneficial owner of the Shares indicated as being owned by the Sellers on Exhibit C, free and clear of any and all Liens. The Sellers have the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of any and all Liens.

3.27 Accredited Investor Status. The Sellers represent and warrant to Purchaser that they are each an “accredited investor” as such term is defined under the Securities Act of 1933, as amended.

Article 4.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company and the Sellers, that:

4.1 Organization and Good Standing.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and corporate authority to (i) own, lease and operate its properties, (ii) carry on the business as currently conducted by it. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by the Purchaser, or the conduct of the Purchaser’s business makes it necessary for the Purchaser to qualify to do business as a foreign corporation, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on the business or operations of the Purchaser.

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4.2 Authorization of Agreement.

The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 Capitalization.

The authorized capital stock of the Purchaser consists of: 7,500,000 shares of common stock, $0.001 par value per share, 4,550,733 shares of which are issued and outstanding, and 10,000,000 shares of preferred stock, $0.001 par value per share, none of which are issued and outstanding. All of the shares of the Purchaser are duly authorized, validly issued, fully paid and nonassessable. As set forth in the Company’s filings with the Securities and Exchange Commission (“34 Act Reports”), there are approximately 1,692,228 shares of common stock reserved for issuance under certain options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Purchaser or obligating the Purchaser to issue or sell any shares of capital stock of or other equity interests in the Purchaser. There is no personal liability, and there are no preemptive rights with regard to the capital stock of the Purchaser, and no right-of-first refusal or similar catch-up rights with regard to such capital stock. There are no outstanding contractual obligations or other commitments or arrangements of the Purchaser to (A) repurchase, redeem or otherwise acquire any shares of the Shares (or any interest therein) or (B) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, or (C) issue or distribute to any person any capital stock of the Purchaser, or (D) issue or distribute to holders of any of the capital stock of the Purchaser any evidences of indebtedness or assets of the Purchaser. All of the outstanding securities of the Purchaser have been issued and sold by the Purchaser in full compliance in all material respects with applicable federal and state securities laws.

4.4 Subsidiaries. Except as set forth on the 34 Act Reports, Purchaser has no subsidiaries.

4.5 Corporate Records.

(a)	The Purchaser has delivered to the Company true, correct and complete copies of the articles of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Purchaser.

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(b)	The minute books of the Purchaser previously made available to the Sellers contains complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Purchaser to the best of the Purchaser’s knowledge. The stock certificate books and stock transfer ledgers of the Purchaser previously made available to the Sellerss are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of the Purchaser prior to the date hereof have been paid and appropriate transfer tax stamps affixed to the best of the Purchaser’s knowledge.

4.6 Conflicts; Consents of Third Parties.

(a)	None of the execution and delivery by Purchaser of this Agreement and the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles of incorporation or by-laws or comparable organizational documents of the Purchaser; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Purchaser is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Purchaser is bound; or (iv) result in the creation of any Lien upon the properties or assets of the Purchaser except, in case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)	No consent, waiver, approval, Order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental or Regulatory Authority is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, or the compliance by Purchaser with any of the provisions hereof or thereof, other than the filing of a Current Report on Form 8-K and any applicable Schedule 13D/G filings and Forms 4.

4.7 Financial Statements.

(a)	The Purchaser has provided the Sellers with copies of the audited balance sheets of the Purchaser as at March 31, 2012 and 2011 and the related audited statements of income and of cash flows of the Purchaser for the years then ended (the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by the Purchaser without modification of the accounting principles used in the preparation thereof and presents fairly the financial position, results of operations and cash flows of the Purchaser as at the dates and for the periods indicated.

(b)	For the purposes hereof, the audited balance sheet of the Purchaser as at March 31, 2012 is referred to as the "Balance Sheet" and March 31, 2012 is referred to as the “Balance Sheet Date”.

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4.8 No Undisclosed Liabilities. Purchaser has no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

4.9 Absence of Certain Developments. Except as expressly contemplated by this Agreement or disclosed on Schedule 4.9, since the Balance Sheet Date:

(i)           there has not been any material adverse change nor has there occurred any event which is reasonably likely to result in a material adverse change;

(ii)          there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Purchaser having a replacement cost of more than $100,000 for any single loss or $500,000 for all such losses;

(iii)         there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Purchaser or any repurchase, redemption or other acquisition by the Purchaser of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Purchaser;

(iv)         the Purchaser has not awarded or paid any bonuses to employees of the Purchaser except to the extent accrued on the Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Purchaser's directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Purchaser);

(v)          there has not been any change by the Purchaser in accounting or Tax reporting principles, methods or policies;

(vi)         the Purchaser has not entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice;

(vii)        the Purchaser has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to the Sellers or any Affiliate of the Sellers;

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(viii)       the Purchaser has not mortgaged, pledged or subjected to any Lien, any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Purchaser, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(ix)         the Purchaser has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Purchaser;

(x)          the Purchaser has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Purchaser;

(xi)         the Purchaser has not made or committed to make any capital expenditures or capital additions or betterments in excess of $100,000 individually or $500,000 in the aggregate without consulting with Sellers;

(xii)        the Purchaser has not instituted or settled any material legal proceeding; and

(xiii)       the Purchaser has not agreed to do anything and is not contemplating doing anything set forth in this Section 4.9.

4.10 Taxes.

(a)	(A) all Tax Returns required to be filed by or on behalf of the Purchaser have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of the Purchaser or in respect of its income, assets or operations have been fully and timely paid, and (C) the Purchaser has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

(b)	The Purchaser has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(c)	The Sellers has received complete copies of (A) all federal, state, local and foreign income or franchise Tax Returns of the Purchaser relating to the taxable periods since 2009 and (B) any audit report issued within the last three years relating to Taxes due from or with respect to the Purchaser its income, assets or operations.

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(d)	All material types of Taxes paid and material types of Tax Returns filed by or on behalf of the Purchaser have been paid and filed. No claim has been made by a taxing authority in a jurisdiction where the Purchaser does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e)	All deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Purchaser have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have the Sellerss or the Purchaser received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f)	Neither the Purchaser nor any other Person on behalf of the Purchaser has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Purchaser, (B) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Purchaser or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Purchaser, (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Purchaser, or (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(g)	No property owned by the Purchaser is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

(h)	The Purchaser is not a foreign person within the meaning of Section 1445 of the Code.

(i)	The Purchaser is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j)	There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Purchaser, its Affiliates or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

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(k)	The Purchaser is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

(l)	There are no liens as a result of any unpaid Taxes upon any of the assets of the Purchaser.

(m)	The Purchaser has no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the code.

4.11 Real Property. The Purchaser does not own any real property.

4.12 Tangible Personal Property. Except as set forth in the 34 Act Reports, the Purchaser does not own or lease any personal property

4.13 Intangible Property. Except as set forth in the 34 Act Reports, the Purchaser does not own any patent, trademark, trade name, service mark or copyright.

(a) For purposes of this Agreement:

(i) "Purchaser Intellectual Property" means any and all Intellectual Property Rights (as defined below) that are owned by the Purchaser or any of its Subsidiaries.

(ii) "Purchaser Products" mean all products and services developed, manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Purchaser or any of its Subsidiaries.

(iii) "Purchaser Registered Intellectual Property" means all Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing, that is part of Purchaser Intellectual Property.

(iv) "Infringement" or "Infringe" means that (or an assertion that) a given item infringes, misappropriates, dilutes, constitutes unauthorized use of or otherwise violates the Intellectual Property Rights of any Person.

(v) "Intellectual Property Rights" mean worldwide (A) patents and patent applications and industrial design rights and other governmental grants for the protection of inventions or industrial designs, inventions (whether or not patentable), discoveries, and improvements, methods, and processes, (B) copyrights, copyright registrations and applications for copyright registration, works of authorship (including computer programs, in source code and executable code form, architecture, and documentation), moral rights, rights of publicity and privacy and mask work rights, (C) proprietary and confidential information, trade secrets, and know-how, databases, data compilations and collections, and customer and technical data, (D) trademarks, trade names, logos, service marks, designs, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the Purchaser or the Purchaser's business symbolized by any of the foregoing, (E) domain names and web addresses, (F) any registrations or applications for registration for any of the foregoing, including any provisionals, divisions, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions (as applicable), (G) analogous rights to those set forth above and any other intellectual property rights in any jurisdiction and (H) rights to sue for past, present and future Infringement of the rights set forth above.

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(b)	The Purchaser has provided to Sellers a list that is true and complete in all material respects as of the date of this Agreement of all Purchaser Registered Intellectual Property. There are no proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Purchaser or any of its Subsidiaries is or was a party, that are still pending or have been raised in the past six (6) years, and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Purchaser Registered Intellectual Property, except for such proceedings or actions which, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect. To the knowledge of the Purchaser, each item of Purchaser Registered Intellectual Property is subsisting, valid and enforceable, and is in good standing with the relevant governmental entity, including with respect to the payment of maintenance and other fees, except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
(c)	Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the Purchaser or a subsidiary thereof is the sole and exclusive owner of each item of Purchaser Registered Intellectual Property and, to the knowledge of the Purchaser, the owner of each other item of Purchaser Intellectual Property, in each case free and clear of any Liens and, immediately following the Closing, the Purchaser and its subsidiaries will have the same rights thereto as they had prior to the Merger, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither the Purchaser nor any of its Subsidiaries has transferred ownership of or granted any exclusive license (or agreed to any restrictions that have substantially the same effect thereof) with respect to the use, transfer or licensing of, any Purchaser Registered Intellectual Property or, to the knowledge of the Purchaser, any other Purchaser Intellectual Property, in each case except for such transfer, grant or agreement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
(d)	To the knowledge of the Purchaser, the Purchaser and its Subsidiaries own or have a valid right to use all Intellectual Property Rights that are used in or necessary for the conduct of the business of the Purchaser and its subsidiaries and, immediately following the Closing, the Purchaser and its subsidiaries will have the same rights thereto as they had prior to the Closing, in each case, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e)	To the knowledge of the Purchaser, neither the operation of the business of the Purchaser and its Subsidiaries as currently conducted or as it has been conducted for the past six (6) years by the Purchaser or any of its Subsidiaries, nor do any Purchaser Products, Infringe any Intellectual Property Rights of any Person, and no previously asserted claims of Infringement against the Purchaser or any of its Subsidiaries remain outstanding or unresolved, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

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(f)	To the knowledge of the Purchaser, neither this Agreement nor the transactions contemplated by this Agreement, will cause any of the following: (i) Purchaser or any of its current affiliates to grant or to be obligated to grant to any third party (A) any covenant not to sue with respect to, or (B) any right to or with respect to, any material Intellectual Property Rights owned by, or licensed to, any of them, (ii) Purchaser or any of its current affiliates to be bound by, or subject to, any material non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Purchaser, any of its Affiliates or the Purchaser or any of its Subsidiaries to be obligated to pay any material royalties or other material fees or consideration with respect to Intellectual Property Rights of any third party in excess of those payable by the Purchaser or its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.
(g)	The Purchaser has used its reasonable best efforts to comply with, and acted in good faith in connection with, all promises, declarations and commitments granted, made or committed in writing by the Purchaser or its Subsidiaries to standard-setting bodies or industry groups, and all membership agreements, by-laws or policies of standard-setting bodies or industry groups in which the Purchaser or its Subsidiaries are participants and which contain commitments, in each case that may concern any Purchaser Intellectual Property, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. Without limiting the foregoing, the participation by the Purchaser and its Subsidiaries in any standard settings or other industry organization is in material compliance with all rules, requirements, and other obligations of any such organization, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Purchaser used its reasonable best efforts to ensure that none of the promises, declarations and commitments or other obligations of the Purchaser or its Subsidiaries referred to above require the royalty-free licensing of any Purchaser Intellectual Property except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

4.14 Material Contracts.

The following Contracts to which the Purchaser is a party or by which it is bound are disclosed in the 34 Act Reports (collectively, the "Material Contracts"): (i) Contracts with any the Sellers or any current officer or director of the Purchaser; (ii) Contracts with any labor union or association representing any employee of the Purchaser; (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) Contracts for the sale of any of the assets of the Purchaser other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements; (vi) Material Contracts containing covenants of the Purchaser not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Purchaser in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by the Purchaser of any operating business or the capital stock of any other person; (viii) Contracts relating to the borrowing of money; or (ix) any other Contracts, other than Real Property Leases, which involve the expenditure of more than $100,000 in the aggregate or $25,000 annually or require performance by any party more than one year from the date hereof. There have been made available to the Sellers and their representatives true and complete copies of all of the Material Contracts. Except as set forth in the 34 Act Reports, all of the Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of the Purchaser, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in the 34 Act Reports, the Purchaser is not in default in any material respect under any Material Contracts, nor, to the knowledge of the Purchaser, is any other party to any Material Contract in default thereunder in any material respect.

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4.15 Employee Benefits.

The Purchaser has not entered into any (i) "employee benefit plans", as defined in Section 3(3) ERISA, and any other pension plans or employee benefit arrangements, programs or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) maintained by the Purchaser or to which the Purchaser contributes or is obligated to contribute thereunder with respect to employees of the Purchaser ("Employee Benefit Plans") and (ii) "employee pension plans", as defined in Section 3(2) of ERISA, maintained by the Purchaser or any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer, with Purchaser as an ERISA Affiliate or to which the Purchaser or any ERISA Affiliate contributed or is obligated to contribute thereunder ("Pension Plans").

4.16 Labor.

(a)	The Purchaser is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements, which pertain to employees of the Purchaser.

(b)	No employees of the Purchaser are represented by any labor organization. No labor organization or group of employees of the Purchaser has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best knowledge of the Purchaser, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Purchaser pending or, to the best knowledge of the Purchaser, threatened by any labor organization or group of employees of the Purchaser.

(c)	There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the best knowledge of any Purchaser, threatened against or involving the Purchaser. There are no unfair labor practice charges, grievances or complaints pending or, to the best knowledge of Purchaser, threatened by or on behalf of any employee or group of employees of the Purchaser.

4.17 Litigation.

There is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of the Purchaser, threatened against the Purchaser (or to the knowledge of the Purchaser, pending or threatened, against any of the officers, directors or key employees of the Purchaser with respect to their business activities on behalf of the Purchaser), or to which the Purchaser is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of the Purchaser is there any reasonable basis for any such action, proceeding, or investigation. The Purchaser is not subject to any judgment, order or decree of any court or governmental agency except to the extent the same are not reasonably likely to have a Material Adverse Effect and the Purchaser is not engaged in any legal action to recover monies due it or for damages sustained by it.

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4.18 Compliance with Laws; Permits. The Purchaser is in compliance with all Laws applicable to the Purchaser or to the conduct of the business or operations of the Purchaser or the use of its properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. The Purchaser has all governmental permits and approvals from state, federal or local authorities which are required for the Purchaser to operate its business, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

4.19 Environmental Matters.

(a)	the operations of the Purchaser are in compliance with all applicable Environmental Laws and all Environmental Permits;

(b)	the Purchaser has obtained all permits required under all applicable Environmental Laws necessary to operate its business;

(c)	the Purchaser is not the subject of any outstanding written order or Contract with any Governmental or Regulatory Authority or Person respecting (i) Environmental Laws, (ii) Remedial Action, (iii) any release or threatened release of a Hazardous Material or (iv) any Hazardous Activity;

(d)	the Purchaser has not received any written communication alleging that the Purchaser may be in violation of any Environmental Law, or any Environmental Permit, or may have any liability under any Environmental Law;

(e)	the Purchaser has no current contingent liability in connection with any Hazardous Activity or release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site);

(f)	to the Purchaser’s knowledge, there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Purchaser pending or threatened which could lead to the imposition of any liability pursuant to Environmental Law;

(g)	there is not located at any of the properties of the Purchaser any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and,

(h)	the Purchaser has provided to the Sellers all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Purchaser.

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4.20 Insurance. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Purchaser has all material policies of insurance covering the Purchaser or any of its respective employees, properties or assets, including policies of life, property, fire, workers' compensation, products liability, directors' and officers' liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by Persons conducting business similar to that of the Purchaser and which is adequate (in terms of amount and losses and risks covered) for the operation of its business and ownership of its assets and properties, or as is required under the terms of any contract or agreement. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, and (ii) the Purchaser is not in breach or default, and the Purchaser has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, material alteration in coverage, or material premium increase with respect to, any such policies, except for such claims, threatened terminations, material alterations and material premium increases which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

4.21 Receivables; Payables.

(a)	All accounts receivable of the Purchaser have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All accounts receivable of the Purchaser reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

(b)	All accounts payable of the Purchaser reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

4.22 Related Party Transactions. Neither the Purchaser nor any Affiliates of Purchaser has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to the Purchaser. Neither the Purchaser, any Affiliate of the Purchaser nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Purchaser, (B) engaged in a business related to the business of the Purchaser, or (C) a participant in any transaction to which the Purchaser is a party or (ii) is a party to any Contract with the Purchaser.

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4.23 No Misrepresentation. No representation or warranty of Purchaser contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by the Purchaser to Sellers pursuant to the terms hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

4.24 Financial Advisors. No Person has acted, directly or indirectly, as a broker or finder for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

4.25 Guarantees. There are no guarantees currently in effect heretofore issued by the Purchaser to any bank or other lender in connection with any credit facilities extended by such creditors to the Purchaser in connection with any other contracts or agreements (collectively, the "Guarantees"), including the name of such creditor and the amount of the indebtedness, together with any interest and fees currently owing and expected to be outstanding as of the Closing.

4.26 Patriot Act. The Purchaser certifies that it has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Purchaser hereby acknowledges that the Purchaser seeks to comply with all applicable Laws concerning money laundering and related activities. In furtherance of those efforts, the Purchaser hereby represents, warrants and agrees that: (i) none of the cash or property owned by the Purchaser has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Purchaser has, and this Agreement will not, cause the Purchaser to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

4.27 Reporting Status. Purchaser is a reporting issuer under Section 12(g) of the Securities Exchange Act of 1934 (the “’34 Act”). Purchaser is now, and as of the Closing will be, current in its filings and will have filed all of the filings required to have been made in the previous twelve months.

4.28 Investment Intention. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4.29 Acquisition Securities. The Acquisition Shares and the Acquisition Notes issuable pursuant to the purchase price, when issued, will be duly authorized and validly issued, fully paid and non-assessable, will be delivered hereunder free and clear of any Liens, except that such Acquisition Shares will be "restricted securities", as such term is defined in the rules and regulations of the SEC promulgated under the Securities Act, and will be subject to restrictions on transfers pursuant to such rules and regulations.

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Article 5.
COVENANTS

5.1 Access to Information.

The parties agrees that, prior to the Closing Date, all parties shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the other party and its subsidiaries and such examination of the books, records and financial condition of the other party and its subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and each party shall cooperate fully therein. In order that each party may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the other party, each party shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of such party and its subsidiaries to cooperate fully with such representatives in connection with such review and examination. Each party agrees to hold in confidence and not to reveal, report, publish, disclose or transfer, directly or indirectly, any of the Confidential Information (as defined below) of the other party to any third party or use any of the Confidential Information for any purpose at any time except as necessary to evaluate the Acquisition. All Confidential Information shall remain the sole property of the Company. Upon the request of the disclosing party, the receiving party will promptly return all Confidential Information (in any media), including any copies as well as all materials (in any media) which contain or embody Confidential Information, and, with respect to abstracts or summaries of Confidential Information, recipient will destroy such abstracts or summaries and will provide a written declaration from an authorized officer certifying that it has done so. “Confidential Information” shall mean any information or materials in oral, written, pictorial, magnetic, graphic or maintained or transferred in any other media, which may hereafter be disclosed by the disclosing party, relating to the financial, technological and business information of the disclosing party or the design, development, know-how, patents, other intellectual property, formulae, manufacturing or marketing information of the disclosing party’s products, services, or operations.

5.2 Conduct of the Business Pending the Closing.

(a)	Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Sellers shall, and shall cause the Company to:

(i)           conduct the businesses of the Company only in the ordinary course consistent with past practice;

(ii)          (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company including, but not limited to all Company Intellectual Property and (B) preserve its present relationship with Persons having business dealings with the Company;

(iii)         maintain (A) all of the assets and properties of the Company in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

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(iv)         (A) maintain the books, accounts and records of the Company in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Company;

(v)          comply in all material respects with applicable laws, including, without limitation, Environmental Laws; and

(vi)         Shall not enter into a material agreement including, but not limited to, any asset acquisition, purchase or disposition or any financing arrangement whether debt and/or equity.

(b)	Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Sellers, the Purchaser shall:

(i)           conduct the businesses of the Purchaser only in the ordinary course consistent with past practice;

(ii)          (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Purchaser including, but not limited to all Company Intellectual Property and (B) preserve its present relationship with Persons having business dealings with the Purchaser;

(iii)         maintain (A) all of the assets and properties of the Purchaser in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Purchaser in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)         (A) maintain the books, accounts and records of the Purchaser in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Purchaser;

(v)          comply in all material respects with applicable laws, including, without limitation, Environmental Laws; and

(vi)         Shall not enter into a material agreement including, but not limited to, any asset acquisition, purchase or disposition or any financing arrangement whether debt and/or equity.

5.3 Consents. The Company shall use its best efforts, and the Purchaser shall cooperate with the Company, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement.

5.4 Other Actions. The Company and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

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Article 6.
CONDITIONS TO CLOSING

6.1 Conditions Precedent to Obligations of Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

(a)	all representations and warranties of the Company and the Sellers contained herein shall be true and correct as of the date hereof and as of the Closing Date;

(b)	all representations and warranties of the Company and the Sellers contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Sellers contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(c)	the Company and the Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(d)	the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by the Chief Executive Officer and Chief Financial Officer of the Company certifying as to the fulfillment of the conditions specified in Sections 6.1(a), 6.2(b) and 6.2(c) hereof;

(e)	there shall not have been or occurred any material adverse change in the business or operations of the Company;

(f)	the Sellers shall have obtained all consents and waivers referred to in Section 3.6(b) there are none hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement and the Sellers Documents;

(g)	no legal proceedings shall have been instituted or threatened or claim or demand made against the Sellers or the Company or any of its subsidiaries seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental or Regulatory Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(h)	Sellers, John Tabacco, All American Technologies Inc. and any other Affiliates of All American Technologies Inc. and/or the Company shall have entered into a Non-Competition, Non-Disclosure and Non-Solicitation Agreement, which shall be in the form attached hereto as Exhibit D;

(i)	Sellers shall have entered into a Lock Up Agreement, which shall be in the form attached hereto as Exhibit E;

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(j)	Sellers shall each have entered into an Employment Agreement with the Company, which shall be in the form attached hereto as Exhibit F;

(k)	Dr. Joseph Louro shall have been appointed as the Chief Executive Officer of the Company and as the sole director of the Company;

(l)	The Company will have paid all outstanding or past due payroll taxes; and

(m)	The Sellers shall have delivered the Company Financial Statements.

6.2 Conditions Precedent to Obligations of the Sellers.

The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable law):

(a)	all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof and as of the Closing Date;

(b)	all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c)	the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date;

(d)	the Sellers shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Sellers) executed by the Chief Executive Officer and Chief Financial Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c) hereof;

(e)	there shall not be in effect any Order by a Governmental or Regulatory Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f)	the Sellers shall have obtained all consents and waivers referred to in Section 4.6(b) hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement and the Sellers Documents; and

(g)	no legal proceedings shall have been instituted or threatened or claim or demand made against the Purchaser or any of its subsidiaries seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental or Regulatory Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

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Article 7.
termination

7.1 Material Change in the Business of Company. If any material loss or damage to the Company Business occurs prior to the Closing Date and such loss or damage, in Purchaser's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, Purchaser shall, within two (2) days following the date on which the Purchaser is advised in writing of such loss or damage, by notice in writing to Company, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)	elect to complete the Acquisition and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to Purchaser' obligations to carry out the transactions contemplated hereby, be vested in Company or otherwise adequately secured to the satisfaction of Purchaser on or before the Closing Date.

7.2 Material Change in the Purchaser Business. If any material loss or damage to the Purchaser Business occurs prior to the Closing Date and such loss or damage, in Company's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, Company shall, within two (2) days following the date on which the Sellers is advised in writing of such loss or damage, by notice in writing to Purchaser, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)	elect to complete the Acquisition and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to Company's obligations to carry out the transactions contemplated hereby, be vested in Purchaser or otherwise adequately secured to the satisfaction of Company on or before the Closing Date.

Article 8.

DOCUMENTS TO BE DELIVERED

8.1 Documents to be Delivered by the Company.

At the Closing Date, the Company shall deliver, or cause to be delivered, to the Purchaser the following:

(a)	copies of all consents and waivers referred to in Section 6.1(f) hereof;

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(b)	certificates of good standing with respect to the Company issued by the Secretary of the State of New York;

(c)	executed written consent of the Board of Directors of the Company approving the Acquisition;

(d)	the Company Financial Statements; and

(e)	such other documents as the Purchaser shall reasonably request.

8.2 Documents to be Delivered by the Purchaser.

At the Closing Date, the Purchaser shall deliver to the Sellers the following:

(a)	the Acquisition Shares and the Acquisition Notes;

(b) the certificates referred to in Section 6.2(d) hereof;

(c) copies of all consents and waivers referred to in Section 6.1(f) hereof;

(d) certificates of good standing with respect to the Purchaser issued by the Secretary of the State of the Nevada; and

(e)	such other documents as the Sellers shall reasonably request.

Article 9.
INDEMNIFICATION

9.1 Indemnification.

(a)	Subject to Section 9.2 hereof, for a period of three (3) years following the Closing, the Sellers hereby agree to indemnify and hold the Purchaser and their respective directors, officers, employees, Affiliates, agents, representatives, heirs, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

(i)           any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Sellers or the Company set forth in Article 3 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Sellers pursuant to this Agreement, to be true and correct in all respects as of the date made;

(ii)          any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Sellers under this Agreement or the Sellers Document;

(iii)         any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from any act or omission of the Company or the Sellers; and

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(iv)         any and all Expenses incident to the foregoing.

(b)	Subject to Section 9.2, for a period of three (3) years following the Closing, Purchaser hereby agrees to indemnify and hold the Sellers and their respective Affiliates, agents, successors and assigns (collectively, the "Sellers Indemnified Parties") harmless from and against:

(i)           any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

(ii)          any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement; and

(iii)         any and all Expenses incident to the foregoing.

9.2 Intentionally omitted

9.3 Indemnification Procedures.

(a)	In the event that any legal proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 9.1 hereof, the Indemnified Party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Claim. If the Indemnified Party defends any Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the Expenses of defending such Claim upon submission of periodic bills. If the Indemnifying Party shall assume the defense of any Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

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(b)	After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c)	The failure of the Indemnified Party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the Indemnifying Party's obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.

9.4 In the event the Purchaser incurs damages or monetary loss as a result of (i) a Claim, (ii) a breach of any representation or covenant contained herein or (iii) in the event that the Purchaser or the Company incurs damages or monetary loss resulting from a breach of any representation or covenant contained in the Agreement of Sale between All American Technologies Inc., John Tabacco and the Company or the Asset Purchase Agreement between the Company and Tracey Tabacco, the Purchaser, in its sole discretion, may reduce the amount owed under the Acquisition Notes or may require the Sellers return all or a portion of the Acquisition Shares to the Purchaser for cancellation and return to treasury by an amount equal to the Claim. Prior to any assignment or sale of the Acquisition Notes or the Acquisition Shares, the assignee or purchaser will acknowledge that such securities are subject to such clawback contained herein.

Article 10.
POST-CLOSING MATTERS

10.1 Within four business day of the Closing Date, Purchaser, Company and the Sellers agree to use all their best efforts to:

(a)	issue a news release reporting the Closing Date; and

(b)	file a Form 8-K with the Securities and Exchange Commission disclosing the terms of this Agreement with audited financial statements of Company as well as any required pro forma financial information or other information of Company and Purchaser as required by the rules and regulations of the Securities and Exchange Commission.

10.2 Following the Closing for a period of two (2) years, in the event the Board of Director’s of the Purchaser elects to sell the Company and the Purchaser receives a bona fide written offer from a potential acquirer (“Initial Offer”), the Purchaser will provide the Sellers with written notice of its intent to sell the Company.  The Sellers will have a period of ten (10) days from the date of the written notice to provide the Purchaser with a bona fide written offer to acquire the Company (“Seller Offer”), which shall be equal to or greater than the Initial Offer. Upon submission of the Seller Offer, the Sellers must provide proof that the agreed purchase price is committed funds and to close on such transaction within 60 days.  If the Sellers are unable to provide proof that such funds are committed funds within the prescribed time frame or close on such transaction within 60 days, then this right of first refusal shall terminate.

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Article 11.
GENERAL PROVISIONS

11.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Purchaser to:

INvestview, inc. (f/k/a global investor services, inc.)

Attn: Dr. Joseph Louro, CEO

1244 South Business Park Drive, Suite 240

Drapper, Utah 84020

Facsimile: _____________

with a copies to:

Fleming PLLC

Attn: Stephen M. Fleming, Esq.

49 Front Street, Suite 206

Rockville Centre, NY 11570

Facsimile: (516) 977-1209

If to Company or Sellers to:

Instilend Technologies, Inc.

30 Montgomery Street

Suite 1502

Jersey City, NJ _________

Facsimile: _________________

with a copy to:

Kenneth B. Falk

Falk & Associates, LLC

843 Rahway Avenue

Woodbridge, New Jersey 07095

Facsimile: _________________

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All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt, and (iii) if delivered by courier to the address as provided for in this Section, be deemed given on the earlier of the second Business Day following the date sent by such courier or upon receipt. Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

11.2 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Sellers.

11.3 Expenses. Except as otherwise provided in this Agreement, the Company and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

11.4 Specific Performance. Each of the parties acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other party and that the non-breaching party will not have an adequate remedy at law. Therefore, the obligations of the breaching party under this Agreement, including, without limitation, the Sellers's obligation to sell the Shares to the Purchaser and the Purchaser’s obligation to sell the Acquisition Shares to the Sellers, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

11.5 Further Assurances. The Sellers, the Company and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

11.6 Submission to Jurisdiction; Consent to Service of Process.

(a)	The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New Jersey over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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11.7 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

11.9 Headings. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

11.10 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

11.11 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Shares and the Purchaser's rights to seek indemnification hereunder) to any Affiliate of the Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.12 Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

11.13 Publicity. The Company and the Purchaser shall have the right to review a reasonable period of time before issuance of any press releases, SEC, Pinksheets or FINRA filings, or any other public statements with respect to the transactions contemplated hereby; provided, however, the Sellers hereby acknowledge that the Purchaser is required to file a Form 8-K within four (4) business days. The Purchaser shall provide the Sellers a reasonable opportunity to review such Form 8-K but in no event shall Sellers delay the filing of the Form 8-K.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

INVESTVIEW, INC. (F/K/A GLOBAL INVESTOR SERVICES, INC.)

By:/s/ Dr. Joseph Louro

Name: Dr. Joseph Louro

Title: Chief Executive Officer

INSTILEND, INC.

By:/s/ Todd Tabacco

Name: Todd Tabacco

Title: CEO

/s/ Derek Tabacco

Derek Tabacco

/s/ Todd Tabacco

Todd Tabacco

/s/ Rich L’ Insalata

Rich L’ Insalata

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EXHIBIT A

Assets

Matador Platform

Lendex Platform

web site www.locatestock.com

EXHIBIT B

FORM OF CONVERTIBLE PROMISSORY NOTE

EXHIBIT C

TO BE PROVIDED PRIOR TO CLOSING

EXHIBIT D

FORM OF NONCOMPETE

EXHIBIT E

FORM OF LOCK UP

EXHIBIT F

FORM OF EMPLOYMENT AGREEMENT

SCHEDULE 3.12

TANGIBLE PERSONAL PROPERTY

TO BE PROVIDED PRIOR TO CLOSING

SCHEDULE 3.13

INTANGIBLE PROPERTY

TO BE PROVIDED PRIOR TO CLOSING

SCHEDULE 3.14

MATERIAL CONTRACTS

TO BE PROVIDED PRIOR TO CLOSING

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